Exhibit 99.2

TRANSACTIONS BY THE FILERS IN THE SECURITIES OF AURA SYSTEMS, INC. THAT WERE EFFECTED DURING THE PAST SIXTY DAYS

This Exhibit 99.2 sets forth information with respect to each purchase and sale of shares of Common Stock that was effectuated by a Filer, or affiliates of a Filer, during the past sixty days.  Unless otherwise indicated, all transactions were effectuated in the open market through a broker.

Zvi Kurtzman

Date	Description
03/22/2019	Sold 5000 AUSI @ 0.35
03/22/2019	Sold 2000 AUSI @ 0.35
04/05/2019	Sold 2000 AUSI @ 0.3621
04/05/2019	Bought 100 AUSI @ 0.45

David Mann

Date	Description
03/22/2019	Bought 2800 AUSI @0.375
03/26/2019	Sold 5300 AUSI @ 0.35
04/02/2019	Bought 12 AUSI @ 0.35